EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8
(No. 333-160581), of our report dated March 27, 2020, included in this Annual Report on Form 10-K of Cicero Inc. and subsidiaries (the “Company”), relating to the consolidated balance sheets of the Company as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows and the related notes (which report expresses an unqualified opinion and contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern) for each of the years in the two-year period ended December 31, 2019.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
March 27, 2020